UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2019

ViewRay, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Thermo Fisher Way Oakwood Village, Ohio		44146
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (440) 703-3210

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	VRAY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On July 15, 2019, Ted Wang, Ph.D. advised the Board of Directors (the “Board”) of ViewRay, Inc. (the “Company”) of his intent to resign from the Board, effective immediately. Mr. Wang’s resignation did not result from a disagreement with the Company or any of its officers or other directors on any matters relating to the operations, policies or practices of the Company.

Appointment of Director

On July 16, 2019, to fill the vacancy created by Mr. Wang’s resignation, the Board appointed Gail Wilensky, Ph.D. effectively immediately. Dr. Wilensky will serve as a Class II director with an initial term expiring at the Company’s 2020 Annual Meeting of Shareholders, and Dr. Wilensky will stand for reelection at that time. The Company Board has not yet determined which committees Dr. Wilensky will be appointed to serve on.

Dr. Wilensky is the has served as a Senior Fellow at Project HOPE, an international non-profit health foundation, since January 1993. She has served as a member of the board of directors of UnitedHealth Group, Inc. (NYSE: UNH), a health and well-being services company, since January 1993. Dr. Wilensky has served as a member of the board of directors of Quest Diagnostics, Inc. (NYSE: DGX), a diagnostic testing and information company, since January 1997. She served in the Department of Defense as President and Chair, Health Care Advisory Subcommittee from September 2008 through August 2009, and from December 2006 to March 2008 as Co-Chair, Task Force on the Future of Military Health. Dr. Wilensky served as Co-Chair and Presidential Appointee of the Task Force to Improve Healthcare Delivery for the Nation’s Veterans from June 2001 to May 2003. From October 1997 to October 2001, she served as Chair of the Medicare Payment Advisory Committee. She served as Chair of the Physician Payment Review Commission from May 1995 to September 1997. From March 1992 to January 1993, Dr. Wilensky served as Deputy Assistant to the President for Policy Development. She served as Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States from January 1990 to March 1992. Dr. Wilensky serves on the Board of Regents of the Uniformed Services University of the Health Sciences (USUHS) and the Geisinger Health System Foundation and is an elected member of the National Academy of Medicine. She holds a B.A., M.A. and Ph.D. from the University of Michigan.

We believe Dr. Wilensky is qualified to serve on our board of based on her extensive experience as an economist, as well as her advisory and policy making work in the medical technology and healthcare fields.

There is no arrangement or understanding between Dr. Wilensky and any other person pursuant to which she was elected as a director of the Company. Additionally, there is no transaction between Dr. Wilensky and the Company that would require disclosure under Item 404(a) of Regulation S-K.

As a non-employee director, Dr. Wilensky will receive the compensation paid to all non-employee directors of the Company.

Item 8.01 Other Events.

On July 16, 2019, the Company issued a press release entitled “ViewRay Announces Appointment of Dr. Gail Wilensky to its Board of Directors.” Attached hereto as Exhibit 99.1 and incorporated herein by reference, is a copy of the press release.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits.

ExhibitNumber	Description
99.1	Press Release dated July 16, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIEWRAY, INC.

Date: July 16, 2019	By:	/s/ Robert S. McCormack
Robert S. McCormack
Senior Vice President, General Counsel